CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Form S-1 Registration Statement of our report dated March 22, 2016, relating to the financial statements of LAT Pharma LLC, which appears in this Registration Statement and related Prospectus. We also consent to the references to us under the heading “Experts” in such Registration Statement and Prospectus.

Respectfully submitted,

/s/ Melissa Rascon, CPA

The Rascon CPA Firm PLLC

The Woodlands, Texas

January 19, 2017